Exhibit 4.149

CREDIT ACCEPTANCE AUTO LOAN TRUST 2026-2 CLASS A ASSET BACKED NOTES CLASS B ASSET BACKED NOTES CLASS C ASSET BACKED NOTES
CREDIT ACCEPTANCE AUTO LOAN TRUST 2026-2,

as the Issuer
CREDIT ACCEPTANCE FUNDING LLC 2026-2,

as the Seller
CREDIT ACCEPTANCE CORPORATION,

as the Servicer
COMPUTERSHARE TRUST COMPANY, N.A.

as the Trust Collateral Agent/ Backup Servicer

BACKUP SERVICING AGREEMENT Dated as of August 20, 2026

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS    1
Section 1.1.    Definitions    1
Section 1.2.    Usage of Terms    2
Section 1.3.    Section References    2
ARTICLE II ADMINISTRATION AND COLLECTION    2
Section 2.1.    Reconciliation of Servicer’s Certificate    2
Section 2.2.    Review and Verification    3
Section 2.3.    Assumption of Servicer’s Obligations    5
Section 2.4.    Servicing and Retention of Servicer    6
Section 2.5.    Servicing Duties of the Backup Servicer    7
Section 2.6.    Other Obligations of the Backup Servicer and Servicer.    8
Section 2.7.    Servicing Compensation    8
Section 2.8.    Trust Collateral Agent’s Rights    8
Section 2.9.    Liability of the Backup Servicer; Standard of Care    9
Section 2.10.    Monthly Backup Servicer’s Certificate    11
Section 2.11.    Backup Servicer’s Expenses    11
Section 2.12.    Notice of Repurchase Request    11
Section 2.13.    Dealer Collections Purchase    12
Section 2.14.    Backup Servicer as Successor Servicer    12
ARTICLE III REPRESENTATIONS AND WARRANTIES    12
Section 3.1.    Representations and Warranties of the Backup Servicer    12
ARTICLE IV TERMINATION    13
Section 4.1.    Backup Servicer Event of Default    13
Section 4.2.    Consequences of a Backup Servicer Event of Default    14
Section 4.3.    Backup Servicing Termination    14
Section 4.4.    Return of Confidential Information    15
ARTICLE V MISCELLANEOUS    15
Section 5.1.    Notices, Etc    15
Section 5.2.    Successors and Assigns    16

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TABLE OF CONTENTS
(continued)
Page

Section 5.3.    No Bankruptcy Petition Against the Seller and the Issuer    16
Section 5.4.    Reserved    16
Section 5.5.    Severability Clause    17
Section 5.6.    Amendments    17
Section 5.7.    Governing Law; WAIVER OF JURY TRIAL; JURISDICTION    17
Section 5.8.    Counterparts    17
Section 5.9.    Headings    17
Section 5.10.    AML Law    17
Section 5.11.     Concerning the Owner Trustee                     18

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BACKUP SERVICING AGREEMENT
BACKUP SERVICING AGREEMENT (the “Agreement”), dated as of August 20, 2026, among COMPUTERSHARE TRUST COMPANY, N.A., a national banking association organized under the laws of the United States (“Computershare”), as backup servicer (the “Backup Servicer”), and as trust collateral agent (the “Trust Collateral Agent”), CREDIT ACCEPTANCE CORPORATION, a Michigan corporation (“Credit Acceptance” or the “Servicer”), CREDIT ACCEPTANCE FUNDING LLC 2026-2, a Delaware limited liability company (the “Seller”) and CREDIT ACCEPTANCE AUTO LOAN TRUST 2026-2, a Delaware statutory trust (the “Trust” or the “Issuer”).
W I T N E S S E T H :
WHEREAS, the Issuer, the Seller, Credit Acceptance and Computershare have entered into a Sale and Servicing Agreement, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time, the “Sale and Servicing Agreement”);
WHEREAS, the parties to the Sale and Servicing Agreement desire to obtain the services of the Backup Servicer to perform certain servicing functions and assume certain obligations with respect to the Sale and Servicing Agreement, all as set forth herein, and the Backup Servicer has agreed to perform such functions and assume such obligations; and
WHEREAS, for its services hereunder and with respect to the Sale and Servicing Agreement, the Backup Servicer will receive a fee payable as described herein;
NOW THEREFORE, in consideration for the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1.Definitions. All capitalized terms not otherwise defined herein shall have the meanings specified in, or incorporated by reference to, the Sale and Servicing Agreement. The following terms shall have the meanings specified below:
“Aggregate Basis” means verification of only such aggregated amounts as are stated in the Servicer’s Certificate, and not as to any amount related to any Loan or Contract.
“Assumption Date” has the meaning specified in Section 2.3(a).
“Backup Servicer Event of Default” has the meaning specified in Section 4.1.
“Backup Servicer’s Certificate” has the meaning specified in Section 2.10.
“Backup Servicing Fee” means, as to each Distribution Date, $4,000; provided, however, that if the Backup Servicer becomes the successor Servicer, such fee shall no longer be paid.

“Continued Errors” has the meaning specified in Section 2.2(f).
“Errors” has the meaning specified in Section 2.2(f).
“Liability” has the meaning specified in Section 2.2(d).
“Live Data Files” has the meaning specified in Section 2.6(a).
“Servicer’s Data File” has the meaning specified in Section 4.09(b) of the Sale and Servicing Agreement.
“Service-Related Activities” means the services and service-related activities and the servicer-related responsibilities of the Servicer provided for under the Sale and Servicing Agreement as modified or eliminated herein with respect to the Backup Servicer.
“Servicing Fee” has the meaning given such term in Section 1.01 of the Sale and Servicing Agreement.
“Successor Backup Servicer” has the meaning specified in Section 2.4(b).
“Third Party” has the meaning specified in Section 2.9(d).
Section 1.2.Usage of Terms. With respect to all terms in this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other gender; references to “writing” include printing, typing, lithography, and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement; references to Persons include their permitted successors and assigns; and the term “including” means “including without limitation.”
Section 1.3.Section References. All section references shall be to Sections in this Agreement (unless otherwise provided).
ARTICLE II

ADMINISTRATION AND COLLECTION
Section 2.1.Reconciliation of Servicer’s Certificate.
(a)The Backup Servicer shall, within one (1) Business Day of receipt of the Servicer’s Data File delivered to it in accordance with Section 4.09(b) of the Sale and Servicing Agreement, confirm that it is in readable form. If the Backup Servicer determines that the Servicer’s Data File is not in readable form, the Backup Servicer shall immediately upon discovery thereof notify the Servicer and the Trust Collateral Agent and the Indenture Trustee by telephone or electronic means, and upon such notification, the Servicer shall prepare and send a replacement Servicer’s Data File to the Backup Servicer satisfying the Backup Servicer’s specifications, for receipt by the Backup Servicer on the next Business Day.
(b)The Backup Servicer and the Servicer shall attempt to reconcile any such inconsistencies and/or to furnish any omitted information and the Servicer shall amend the Servicer’s Certificate to reflect the results of the reconciliation or to include any omitted information.
(c)On or before the end of the second Business Day prior to each Determination Date, the Servicer shall provide to the Backup Servicer, or its agent, or as frequently as may be otherwise requested, information on the Loans and related Contracts sufficient to enable the Backup Servicer to assume the responsibilities as successor servicer under the Sale and Servicing Agreement and collect on the Contracts.
(d)The Servicer shall provide the Backup Servicer with any and all updates to the master file data layout and copy book information necessary due to system changes or modifications, which may require changes to the Backup Servicer’s applications necessary to read the Servicer’s Data File.
Section 2.2.Review and Verification.
(a)Notwithstanding anything in Section 2.1 to the contrary, on or before the Business Day prior to the Distribution Date, the Backup Servicer will review and confirm that the Servicer’s Certificate is readable and contains all information necessary for the Backup Servicer to complete its duties pursuant to this Section 2.2, and shall review the Servicer’s Certificate to verify the following based solely on a recalculation of information contained in the Servicer’s Certificate:
(i)the amount of the Class A Principal Distributable Amount, the Class B Principal Distributable Amount and the Class C Principal Distributable Amount of the Notes;
(ii)the amount of the Class A Interest Distributable Amount, the Class B Interest Distributable Amount and the Class C Interest Distributable Amount on the Notes;
(iii)the Reserve Account Requirement;
(iv)the amount of each of clauses first through ninth of Section 5.05(b) of the Sale and Servicing Agreement;
(v)the Aggregate Note Balance, the Class A Note Balance, the Class B Note Balance and the Class C Note Balance, in each case after giving effect to payments allocated to principal reported under (i) above;
(vi)the amount of the Servicing Fee paid to the Servicer with respect to the related Collection Period and/or due but unpaid with respect to such Collection Period or prior Collection Periods, as the case may be; and
(vii)the Class A Interest Carryover Shortfall, if any, the Class B Interest Carryover Shortfall, if any, and the Class C Interest Carryover Shortfall, if any;
(b)The Backup Servicer shall, on or before the Business Day prior to the Distribution Date with respect to any Collection Period, review the Servicer’s Certificate against the information on the Servicer’s Data File, to verify the following: the Aggregate Outstanding Eligible Loan Balance and the aggregate Outstanding Balance of all Eligible Contracts as of the close of business on the last day of the preceding Collection Period (in each case, calculated separately for Purchased Loans, Dealer Loans and all Loans in the aggregate).
(c)The Backup Servicer shall provide written notice to the Trust Collateral Agent and Indenture Trustee with respect to whether there are any inconsistencies or deficiencies with respect to its review and verification set forth in paragraphs (a) and (b) above and, if any, shall provide a description thereof as set forth in Section 2.10 hereof. In the event of any discrepancy between the information set forth in subparagraphs (a) and (b) above, as calculated by the Servicer, from that determined or calculated by the Backup Servicer, the Backup Servicer shall promptly notify the Servicer and, if within five (5) days of such notice being provided to the Servicer, the Backup Servicer and the Servicer are unable to resolve such discrepancy, the Backup Servicer shall promptly notify the Trust Collateral Agent and Indenture Trustee of such discrepancy. No later than three (3) Business Days after the Backup Servicer’s receipt of each Servicer’s Certificate, the Backup Servicer shall notify the Servicer, the Trust Collateral Agent and the Indenture Trustee of any inconsistencies between the Servicer’s Certificate and the information contained in the Servicer’s Data File; provided, however, in the absence of a reconciliation, the Servicer’s Certificate shall control for the purpose of calculations and distributions with respect to the related Distribution Date. If the Backup Servicer and the Servicer are unable to reconcile discrepancies with respect to a Servicer’s Certificate prior to the related Distribution Date, the Servicer shall cause a firm of independent accountants, at the Servicer’s expense, to audit the Servicer’s Certificate and, prior to the third Business Day, but in no event later than the fifth calendar day, of the following month, reconcile the discrepancies. The effect, if any, of such reconciliation shall be reflected in the Servicer’s Certificate for such next Distribution Date. The Backup Servicer shall only review the information provided by the Servicer in the Servicer’s Certificate and in the Servicer’s Data File and its obligation to report any inconsistencies shall be limited to those determinable from such information.
(d)Other than as specifically set forth elsewhere in this Agreement, the Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer and shall have no duty, responsibility, obligation, or liability (collectively “Liability”) for any action taken or omitted by the Servicer.
(e)The Backup Servicer shall consult with the Servicer as may be necessary from time to time to perform or carry out the Backup Servicer’s obligations hereunder, including the obligation, if requested in writing by the Trust Collateral Agent, to succeed within sixty (60) days (or such earlier number of days as may be agreed to by the Backup Servicer) to the duties and obligations of the Servicer pursuant to Section 2.3.
(f)Except as otherwise provided in this Agreement, the successor Servicer may accept and reasonably rely on all accounting, records and work of the Servicer without audit, and the successor Servicer shall have no Liability for the acts or omissions of the Servicer or for the inaccuracy of any data provided, produced or supplied by the Servicer. If any error, inaccuracy or omission (collectively, “Errors”) exists in any information received from the Servicer, and such Errors should cause or materially contribute to the successor Servicer making or continuing any Errors (collectively, “Continued Errors”), the successor Servicer shall have no Liability for such Continued Errors; provided, however, that this provision shall not protect the successor Servicer against any Liability which would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in discovering or correcting any Error or in the performance of its duties hereunder or under the Sale and Servicing Agreement. In the event the successor Servicer becomes aware of Errors and/or Continued Errors which, in the opinion of the successor Servicer impairs its ability to perform its services hereunder, the successor Servicer: (i) shall promptly notify the Servicer of such Errors and/or Continued Errors; and (ii) shall use best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and/or Continued Errors and prevent future Continued Errors. The successor Servicer shall be entitled to recover its costs thereby expended from the Servicer and to the extent not reimbursed by the Servicer, such amounts shall be reimbursed by the Issuer as successor Servicer expenses pursuant to Section 5.08(a) of the Sale and Servicing Agreement or Section 5.2 of the Indenture, as applicable.
(g)The Backup Servicer and its officers, directors, employees and agents shall be indemnified by the Servicer and the Issuer, jointly and severally, from and against all claims, damages, losses or expenses reasonably incurred by the Backup Servicer (including reasonable and documented attorney’s fees and expenses, including, without limitation, costs and expenses (including any reasonable and documented out-of-pocket legal fees, costs and expenses and court costs) incurred in connection with (i) any enforcement (including any action, claim or suit brought) by the Backup Servicer of any indemnification or other obligation of the Servicer or the Issuer or any other Person, and (ii) a successful defense, in whole or in part, of any claim that the Backup Servicer breached its standard of care) arising out of claims asserted against the Backup Servicer on any matter arising out of this Agreement to the extent the act or omission giving rise to the claim accrues before the Assumption Date, except for any claims, damages, losses or expenses arising from the Backup Servicer’s own willful misconduct, bad faith or gross negligence, as determined by a court of competent jurisdiction. The indemnification provided for in this Section shall be paid to the Backup Servicer until such time as such court enters a judgment as to the extent and effect of the alleged willful misconduct, bad faith, or gross negligence, at which time the Backup Servicer shall, to the extent required pursuant to such court’s determination, promptly return to the Servicer any such indemnification amounts so received but not owed and any other amounts as determined by such court. The obligations of the Servicer and the Issuer under this Section shall survive the termination or assignment of this Agreement and the earlier resignation or removal of the Backup Servicer.
(h)Notwithstanding the foregoing, if the Servicer’s Data File or the Servicer’s Certificate does not contain sufficient information for the Backup Servicer to perform any action hereunder, the Backup Servicer shall promptly notify the Servicer of any additional information to be delivered by the Servicer to the Backup Servicer, and the Backup Servicer and the Servicer shall mutually agree upon the form thereof; provided, however, that the Backup Servicer shall not be liable for the performance of any action unable to be taken hereunder without such additional information until it is received from the Servicer. In the performance of its duties hereunder, the Backup Servicer shall be entitled to conclusively rely on written notice with respect to the occurrence of any Indenture Default, Indenture Event of Default, Early Amortization Event, Automatic Amortization Event, Discretionary Amortization Event, Declared Discretionary Amortization Event, Servicer Default or any other trigger event with no duty to independently verify the information therein or confirm whether any such event has occurred or otherwise make any determination with respect thereto.
Section 2.3.Assumption of Servicer’s Obligations.
(a)The Backup Servicer agrees that within sixty (60) days (or such earlier number of days as may be agreed to by the Backup Servicer) of receipt of a written notice from the Trust Collateral Agent and the Indenture Trustee (acting at the written direction of the Majority Noteholders) of the termination of the rights and obligations of Credit Acceptance as Servicer pursuant to the Sale and Servicing Agreement, and without further notice, the Backup Servicer shall, subject to the exclusions stated herein, assume the Service-Related Activities of Credit Acceptance under the Sale and Servicing Agreement (the “Assumption Date”) and further agrees that it shall assume all such Service-Related Activities in accordance with the requirements, terms and conditions set forth in the Sale and Servicing Agreement and this Agreement. Notwithstanding anything herein to the contrary, the Servicer shall not be relieved of its duties as Servicer under the Sale and Servicing Agreement until the Backup Servicer or a newly appointed successor Servicer shall have assumed the obligations and duties of the predecessor Servicer under the Sale and Servicing Agreement. In the event of a conflict between any provision of the Sale and Servicing Agreement and this Agreement, this Agreement shall be controlling.
(b)In the event of an assumption by the Backup Servicer of the Service-Related Activities of Credit Acceptance under the Sale and Servicing Agreement, the Backup Servicer shall not be obligated to perform the obligations imposed in the following Sections of the Sale and Servicing Agreement: Sections 3.02 (provided that the Backup Servicer shall be obligated to inform the other parties to this Agreement of the breaches or failures set forth in Section 3.02 of which a Responsible Officer has written notice of such breach or failure),

4.01(c), 4.01(d)(i), 4.01(d)(ii), 4.05, 4.06(a)(iii), 4.06(a)(v), 4.06(a)(vii)(B), 4.06(a)(ix), 4.06(a)(xi)(B), 4.06(b)(i), 4.06(b)(ii), 4.06(b)(v) (only with respect to the Servicer’s obligation to defend the right, title and interest of the Trust Collateral Agent in the Trust Property against the claims of third parties), 4.06(b)(vi), 4.07 (provided that the Backup Servicer shall be obligated to inform the other parties to this Agreement of certain breaches detailed in Section 4.07 of which a Responsible Officer has written notice or actual knowledge thereof in the manner described therein), 4.11, 5.01(b), 5.02 (only with respect to the amount of time in which the Servicer is required to remit Collections to the Collection Account which, in the case of the Backup Servicer, after the Assumption Date, will be within two (2) Business Days of receipt of such Collections with respect to cleared funds), 5.09(b), 5.10(b), 7.01, 7.02 (provided that the Backup Servicer shall be liable under Section 7.02(iii) of the Sale and Servicing Agreement as to action taken by it as successor Servicer), 7.03, 7.06, 8.01(v), 8.01(vi) or 10.01(b).
(c)The successor Servicer, if Computershare Trust Company, N.A. or its successors or assigns, shall have (i) no liability with respect to any obligation which was required to be performed by the predecessor Servicer prior to the date that the successor Servicer becomes the Servicer or any claim based on any alleged action or inaction of the predecessor Servicer, (ii) no obligation to perform any repurchase or advancing obligations, if any, of the Servicer, (iii) no obligation to pay any taxes required to be paid by the Servicer, (iv) no obligation to pay any of the fees and expenses of any other party involved in this transaction and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior servicer including the original servicer. The indemnification obligations of the Backup Servicer, upon becoming a successor Servicer are expressly limited to those instances of negligence, bad faith or willful misconduct of the Backup Servicer in its role as successor Servicer.
Section 2.4.Servicing and Retention of Servicer.
(a)Subject to early termination of the Backup Servicer due to the occurrence of a Backup Servicer Event of Default, or pursuant to Article IV, or as otherwise provided in this Section 2.4, on and after the Assumption Date, the Backup Servicer shall be responsible for the servicing, administering, managing and collection of the Loans and Contracts in accordance herewith and the Sale and Servicing Agreement.
(b)In the event of a Backup Servicer Event of Default, the Trust Collateral Agent may, or, at the direction of the Majority Noteholders, shall remove the Backup Servicer hereunder. Upon the removal or resignation of the Backup Servicer hereunder, the Majority Noteholders shall have the right to appoint a successor Backup Servicer (the “Successor Backup Servicer”) and enter into a backup servicing agreement with such Successor Backup Servicer at such time and exercise all of its rights under Section 4.15 of the Sale and Servicing Agreement; provided, however, that if such removal or resignation of the Backup Servicer occurs prior to the Assumption Date, the appointment of the Successor Backup Servicer shall be mutually acceptable to Credit Acceptance and the Majority Noteholders. Such backup servicing agreement shall specify the duties and obligations of the Successor Backup Servicer, and all references herein and in the Sale and Servicing Agreement to the Backup Servicer shall be deemed to refer to such Successor Backup Servicer.
(c)Except as provided in Section 4.3 hereof, the Backup Servicer shall not resign from the obligations and duties imposed on it by this Agreement or the Sale and Servicing Agreement, as successor Servicer or as Backup Servicer, as applicable, except upon a determination that by reason of a change in legal requirements, the performance of its duties hereunder or under the Sale and Servicing Agreement would cause it to be in violation of such legal requirements in a manner which would have a material adverse effect on the Backup Servicer. Any such determination permitting the resignation of the Backup Servicer pursuant to this Section 2.4(c) shall be evidenced by an opinion of counsel to such effect delivered and acceptable to the Majority Noteholders. No resignation of the Backup Servicer shall become effective until an entity reasonably acceptable to the Majority Noteholders shall have assumed the responsibilities and obligations of the Backup Servicer. If a successor Backup Servicer does not take office within thirty (30) days after the termination or resignation of the Backup Servicer, the Backup Servicer may petition any court of competent jurisdiction for the appointment of a successor Backup Servicer. Any reasonable and documented fees, costs or expenses incurred by the retiring Backup Servicer in connection with such petition shall be reimbursed to it as an expense of the Backup Servicer in accordance with Section 5.08(a) of the Sale and Servicing Agreement.
(d)The Backup Servicer is permitted to merge with any Person. Any Person: (i) into which the Backup Servicer may be merged or consolidated; (ii) resulting from any merger or consolidation, or transfer of all or substantially all of its corporate trust business or assets to, another corporation or banking association, to which the Backup Servicer shall be a party; (iii) which acquires by conveyance, transfer or lease substantially all of the assets of the Backup Servicer; or (iv) succeeding to the business of the Backup Servicer, in any of the foregoing cases, shall execute an agreement of assumption to perform every obligation of the Backup Servicer under this Agreement and the Sale and Servicing Agreement, whether or not such assumption agreement is executed, shall be the successor to the Backup Servicer under this Agreement and the Sale and Servicing Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement or the Sale and Servicing Agreement, anything herein or therein to the contrary notwithstanding; provided, however, that nothing contained herein or therein shall be deemed to release the Backup Servicer from any obligation hereunder or under the Sale and Servicing Agreement.
(e)Following the Assumption Date, beginning with the calendar year ending December 31, 2026, the Backup Servicer shall be required to deliver to the Indenture Trustee and the Trust Collateral Agent on or before one hundred twenty (120) days after the end of the Backup Servicer’s fiscal year, with respect to such fiscal year, a copy of its annual SOC-1 report and its audited financial statements for such fiscal year.
(f)Concurrently with the delivery of the financial reports delivered under (e) above, a report in substantially the form attached to this Agreement as Exhibit I and certified by the chief financial officer of the Backup Servicer, certifying that no Backup Servicer Event of Default and no event which, with the giving of notice or the passage of time, would become a Backup Servicer Event of Default has occurred and is continuing or, if any such Backup Servicer Event of Default or other event has occurred and is continuing, specifying that such a Backup Servicer Event of Default has occurred and is continuing and the action which the Backup Servicer has taken or proposes to take with respect thereto, shall be delivered to the Indenture Trustee and the Trust Collateral Agent.
Section 2.5.Servicing Duties of the Backup Servicer. On and after the Assumption Date:
(a)The Backup Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect all amounts due under the Loans and Contracts from time to time, all in accordance with applicable laws, rules and regulations, and in accordance with its collection guidelines. There shall be no recourse to the Backup Servicer with regard to the Loans and Contracts. The Backup Servicer shall hold in trust for the Trust Collateral Agent all records which evidence or relate to all or any part of the Trust Estate. In the event that a Successor Backup Servicer is appointed, the outgoing Backup Servicer shall deliver to the Successor Backup Servicer and the Successor Backup Servicer shall hold in trust for the Trust Collateral Agent all records which evidence or relate to all or any part of the Trust Estate.
(b)The Backup Servicer shall remit to the Collection Account within two (2) Business Days of receipt, all Collections.

(c)In addition to the obligations of the Backup Servicer under this Agreement, the Backup Servicer shall perform all of the obligations of the Servicer as servicer under the Sale and Servicing Agreement, except as set forth in Section 2.3(b) hereof or as otherwise modified by this Agreement or the Sale and Servicing Agreement. Without limiting the foregoing and anything provided for herein, the Backup Servicer shall perform the Service-Related Activities in accordance with its Collection Guidelines.
Section 2.6.Other Obligations of the Backup Servicer and Servicer.
(a)In connection with the delivery obligations of the Servicer under Section 2.1(c), Credit Acceptance shall provide a Live Data File (as defined below) transmission to the Backup Servicer, which shall include the Loan and Contract master file, the transaction history file and all other files necessary to carry out the Service-Related Activities in connection herewith (the “Live Data Files”). The Backup Servicer shall open the Live Data Files to confirm they are readable and store such Live Data Files. In the event of any changes in format with respect to either Credit Acceptance or the Backup Servicer, Credit Acceptance and the Backup Servicer shall coordinate with each other for the replacement of the data files with files in the correct format, modified accordingly.
(b)In connection with the Backup Servicer assuming the obligations of Servicer hereunder and under the Sale and Servicing Agreement, Credit Acceptance agrees that it shall: (i) promptly make available to the Backup Servicer access to all records and information in the possession of Credit Acceptance related to the Loans and the Contracts as may be necessary or reasonably requested by the Backup Servicer in connection with the performance of the Backup Servicer’s obligations hereunder and thereunder; and (ii) cooperate in good faith with the Backup Servicer and the Trust Collateral Agent in connection with any transition of the servicing of the Loans and Contracts to the Backup Servicer.
Section 2.7.Servicing Compensation. As compensation for the performance of its obligations under this Agreement and with respect to the Sale and Servicing Agreement, the Backup Servicer is entitled to: (i) prior to the Assumption Date, the Backup Servicing Fee and (ii) after the Assumption Date, the sum of: (A) the Servicing Fee, (B) the Servicer Expenses, (C) any Repossession Expenses and (D) any Transition Expenses.
Section 2.8.Trust Collateral Agent’s Rights. At any time following the Assumption Date:
(a)The Trust Collateral Agent or the Backup Servicer may direct that payment of all amounts payable under any Loans or Contracts be made directly to the Backup Servicer, the Trust Collateral Agent or its designee.
(b)The Servicer shall, (unless otherwise directed by the Trust Collateral Agent) (i) assemble all of the records relating to the Trust Estate and shall make the same available to the Backup Servicer (or the Trust Collateral Agent if so directed by the Trust Collateral Agent) at a place selected by the Backup Servicer or the Trust Collateral Agent, as applicable; provided, however, that the Servicer will be entitled to retain copies of all records provided pursuant to this Section 2.8(b), and (ii) segregate all cash, checks and other instruments received by it from time to time constituting Collections and shall, promptly upon receipt but no later than one (1) Business Day after receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer.
(c)Credit Acceptance hereby authorizes the Trust Collateral Agent and the Backup Servicer to take any and all steps in Credit Acceptance’s name and on behalf of Credit Acceptance necessary or desirable, acting in “good faith” (as such term is defined in Article 9 of the UCC), to collect all amounts due under any and all of the Loans, including endorsing Credit

Acceptance’s name on checks and other instruments representing Collections and enforcing the Loans and Contracts; provided, however, that the Trust Collateral Agent shall not have an affirmative obligation to carry out such duties.
Section 2.9.Liability of the Backup Servicer; Standard of Care.
(a)The Backup Servicer shall not be liable for its actions or omissions hereunder except for its negligence, willful misconduct or bad faith, or for any recitals, statements, representations or warranties made expressly by the Backup Servicer.
(b)The Backup Servicer shall indemnify, defend and hold harmless the Servicer and its respective officers, directors, agents and employees from and against any and all costs, expenses, losses, claims, damages and liabilities to the extent that such cost, expense, loss, claim, damage or liability arose out of, or was imposed upon the Servicer through the Backup Servicer’s willful misconduct, bad faith or negligence of the Backup Servicer in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement.
(c)The Servicer shall indemnify, defend and hold harmless the Backup Servicer and its respective officers, directors, agents and employees from and against any and all costs, expenses, losses, claims, damages and liabilities (including any reasonable and documented out-of-pocket legal fees, costs and expenses, including, without limitation, costs and expenses (including any reasonable and documented out-of-pocket legal fees, costs and expenses and court costs) incurred in connection with (i) any enforcement (including any action, claim or suit brought) by the Backup Servicer of any indemnification or other obligation of the Servicer or any other Person, and (ii) a successful defense, in whole or in part, of any claim that the Backup Servicer breached its standard of care) to the extent that such cost, expense, loss, claim, damage or liability arose out of, or was imposed upon the Backup Servicer through the Servicer’s breach of this Agreement, willful misconduct, bad faith or negligence of the Servicer in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement.
(d)The Backup Servicer may accept and reasonably rely on all accounting and servicing records and other documentation provided to the Backup Servicer by or at the direction of the Servicer, including documents prepared or maintained by any originator, or previous servicer, or any party providing services related to the Loans or Contracts (collectively, the “Third Party”). The Servicer agrees to indemnify (subject to the limitation provided in subsection (e) below) and hold harmless the Backup Servicer, its respective officers, employees and agents against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Backup Servicer may sustain in any way related to the negligence or misconduct of any Third Party with respect to the Loans or Contracts. The Backup Servicer shall have no Liability for the acts or omissions of any such Third Party or for the inaccuracy of any data provided, produced or supplied by such Third Party.
(e)Indemnification under this Article shall include, without limitation, reasonable and documented fees and expenses of counsel (including in-house counsel) and expenses of litigation (including, without limitation, costs and expenses (including any reasonable and documented out-of-pocket legal fees, costs and expenses and court costs) incurred in connection with (i) any enforcement (including any action, claim or suit brought) by the indemnified party of any indemnification or other obligation of the indemnifying party or any other Person and (ii) a successful defense, in whole or in part, of any claim that the Indenture Trustee, the Trust Collateral Agent or the Backup Servicer breached its standard of care). If the indemnifying party has made any indemnity payments pursuant to this Article and the recipient thereafter collects any of such amounts from others, the recipient shall promptly repay such amounts collected to the indemnifying party, together with any interest earned thereon.

(f)In performing the Service-Related Activities contemplated by this Agreement, the Backup Servicer agrees to comply in all respects with the applicable state and federal laws and will carry out such activities with the same degree of care as that provided for the Servicer under the Sale and Servicing Agreement. The Backup Servicer shall maintain all state and federal licenses and franchises necessary for it to perform Service-Related Activities. The Backup Servicer shall not have any Liability for any Error or Continued Error by the Servicer, or for any error, inaccuracy or omission of the Servicer before the Backup Servicer assumes the Service-Related Activities.
(g)Neither the Backup Servicer nor any of the directors or officers or employees or agents of the Backup Servicer shall be under any liability to the Servicer or any party to this Agreement or the Sale and Servicing Agreement except as provided in this Agreement, for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement; provided, however, that this provision shall not protect the Backup Servicer or any such person against any liability that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement by the Backup Servicer or such person, as the case may be. The Backup Servicer and any director, officer, employee or agent of the Backup Servicer may conclusively rely and shall be fully protected in acting or refraining from acting upon any document, certificate, instrument, opinion, notice, statement, consent, resolution, entitlement order, approval or conversation believed by it to be genuine and made by the proper person and upon the advice or opinion of counsel or other experts selected by it. The Backup Servicer shall not be liable for an error of judgment made in good faith by a Responsible Officer of the Backup Servicer, unless it shall be proven that the Backup Servicer was negligent in ascertaining the pertinent facts.
(h)The Backup Servicer shall maintain its existence and rights as a national banking association under the laws of the jurisdiction of its organization, and will obtain and preserve its qualification to do business in each jurisdiction in which the failure to so qualify would have an adverse effect on the validity or enforceability of any Contract, Dealer Agreement, Purchase Agreement, this Agreement or on the ability of the Backup Servicer to perform its duties under this Agreement.
(i)The provisions of this Section shall survive the termination or assignment of this Agreement and resignation or removal of the Backup Servicer.
(j)The Backup Servicer shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document.
(k)The Backup Servicer may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents (which may be affiliates), professionals (including attorneys), custodians or nominees appointed with due care.
(l)To the extent that the Backup Servicer is not indemnified by the Servicer pursuant to Section 2.2 hereunder and under the Sale and Servicing Agreement, such amounts shall be reimbursable by the Issuer pursuant to Section 5.08(a) of the Sale and Servicing Agreement or Section 5.2 of the Indenture, as applicable.
(m)The Backup Servicer shall be entitled to all of the benefits and immunities afforded the Indenture Trustee pursuant to the provisions of the Indenture. Other than as specifically set forth elsewhere in this Agreement, the Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer and shall have no liability for any action taken or omitted by the Issuer or the Servicer.

(n)The Backup Servicer may subservice any and all of its duties and responsibilities hereunder, including its duties as successor Servicer hereunder and under the Sale and Servicing Agreement, should the Backup Servicer become the successor Servicer pursuant to Section 2.3; provided, that the Backup Servicer shall remain liable for the performance of such duties and responsibilities.
Section 2.10.Monthly Backup Servicer’s Certificate. Prior to the Assumption Date, at least one (1) Business Day prior to each Distribution Date, the Backup Servicer shall deliver or cause to be delivered to the Trust Collateral Agent a certificate (the “Backup Servicer’s Certificate”), in form and substance satisfactory to the Majority Noteholders, signed by an officer of the Backup Servicer, stating that: (i) the Backup Servicer has loaded the Servicer’s Data File as described in Section 2.1(a) on its hardware; (ii) a review of the Servicer’s Certificate for the related Distribution Date has been made under such officer’s supervision; (iii) the Backup Servicer has received the Live Data File described in Section 2.6(a); and (iv) to such officer’s knowledge: (x) the electronic media is in readable form; (y) with respect to the review and verification set forth in Section 2.2(a) and 2.2(b), the data on the Servicer’s Data File tie to the related Servicer’s Certificate resulting in no discrepancies between them; and (z) the Servicer’s Certificate does not contain any errors in accordance with the review criteria set forth in Section 2.2(a) hereunder. If the preceding statements cannot be made in the affirmative, the applicable officer shall state the nature of any and all anomalies, discrepancies and errors, and indicate all actions it is currently taking with the Servicer to reconcile and/or correct the same. Each Backup Servicer’s Certificate shall be dated as of the related Determination Date. Upon the request of the Indenture Trustee or the Trust Collateral Agent, a Backup Servicer’s Certificate shall be accompanied by copies of any third party reports relied on or obtained in connection with the Backup Servicer’s duties hereunder. The Backup Servicer, with respect to the Backup Servicer’s Certificate, shall not be responsible for delays attributable to the failure of the Servicer or any other Person to deliver information, defects in the information supplied by the Servicer or any other Person or other circumstances beyond the control of the Backup Servicer. After the Assumption Date, the Backup Servicer shall deliver the Servicer’s Certificate in accordance with Section 4.09 of the Sale and Servicing Agreement.
Section 2.11.Backup Servicer’s Expenses. The Backup Servicer shall be required to pay all ordinary expenses incurred by it in connection with its activities hereunder, including expenses related to subservicers, fees and disbursements of independent accountants, taxes imposed on the Backup Servicer and expenses incurred in connection with distributions and reports to the Servicer and the Trust Collateral Agent. When the Backup Servicer incurs expenses after the occurrence of a Servicer Default specified in Section 8.01 of the Sale and Servicing Agreement or an Indenture Event of Default specified in Section 5.1 of the Indenture, the parties hereto intend that such expenses constitute expenses of administration under the Bankruptcy Code or any other applicable Federal or State bankruptcy, insolvency or similar law.
Section 2.12.Notice of Repurchase Request. If a Responsible Officer of the Backup Servicer (i) has actual knowledge or receives written notice from any Person that is not a party to this Agreement of a breach or a claim of a breach of any representation or warranty relating to a Loan pursuant to the Sale and Contribution Agreement or the Sale and Servicing Agreement, (ii) receives written notice of any request or demand for repurchase or replacement of a Loan (any such request or demand for repurchase or replacement, a “Repurchase Request”), (iii) receives written notice of the rejection of any such Repurchase Request or is in dispute with the Person making such Repurchase Request as to the merits of such Repurchase Request or (iv) receives written notice of the withdrawal of such Repurchase Request by the Person making such Repurchase Request, then the Backup Servicer shall give notice thereof to the other parties hereto in each case within five (5) Business Days from the receipt of any such notice. Each notice required by this paragraph of this Section 2.12 shall include, in addition to any other necessary information: (i) the date on which such Repurchase Request, rejection or withdrawal was made or such dispute commenced, as applicable, (ii) the identity of the Person making such Repurchase Request, (iii) the basis asserted for such Repurchase Request, rejection, withdrawal (or an indication that no basis was given by the Person withdrawing such Repurchase Request) or dispute, as applicable, and (iv) copies of all correspondence received by such party from the Person making a Repurchase Request or of the notice received or given by such party in connection with a breach or claim of a breach of any representation or warranty herein relating to a Loan. In addition, upon request, the Backup Servicer shall provide Credit Acceptance Corporation as promptly as practicable after such request is made such other information in its possession with respect to the matters set forth above as would permit Credit Acceptance Corporation to comply with its obligations under Rule 15Ga-1 under the Exchange Act or to comply with any other disclosure obligations applicable to it under federal securities laws.
Section 2.13.Dealer Collections Purchase. On or after the Assumption Date, if Credit Acceptance effects any Dealer Collections Purchase, Credit Acceptance shall deliver to the Backup Servicer on the date of such Dealer Collections Purchase a list identifying (A) all Dealer Loans satisfied as a result of such Dealer Collections Purchase pursuant to Section 3.2 of the Sale and Contribution Agreement and Section 4.18 of the Sale and Servicing Agreement, (B) each Dealer Loan Contract that previously secured such Dealer Loans, and (C) the Purchased Loans and Purchased Loan Contracts evidencing such Purchased Loans resulting from such Dealer Collections Purchase, in each case of clauses (A), (B) and (C), identified by account number, dealer number and pool number, as applicable.
Section 2.14.Backup Servicer as Successor Servicer. Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, any reference herein to the Backup Servicer and/or its rights, obligations and duties after the Assumption Date shall be deemed to relate to the Backup Servicer acting solely in its capacity as successor Servicer.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Section 3.1.Representations and Warranties of the Backup Servicer. The Backup Servicer represents, warrants and covenants as of the date of execution and delivery of this Agreement:
(a)Organization and Good Standing. The Backup Servicer has been duly organized and is validly existing as a national banking association in good standing under the laws of its jurisdiction, with power, authority and legal right to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times, and now has, power, authority and legal right to enter into and perform its obligations under this Agreement or the Sale and Servicing Agreement.
(b)Due Qualification. The Backup Servicer is duly qualified to do business as a national banking association in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions where the failure to do so would materially and adversely affect the performance of its obligations under this Agreement or the Sale and Servicing Agreement.
(c)Power and Authority. The Backup Servicer has the power and authority to execute and deliver this Agreement and to carry out the terms hereof; and the execution, delivery and performance of this Agreement have been duly authorized by the Backup Servicer by all necessary corporate action.
(d)Binding Obligation. This Agreement shall constitute the legal, valid and binding obligation of the Backup Servicer enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, and the fulfillment of the terms hereof, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time, or both) a default under, the certificate of incorporation or bylaws of the Backup Servicer, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Backup Servicer is a party or by which it is bound, or result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement, or violate any law, order, rule or regulation applicable to the Backup Servicer of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Backup Servicer or any of its properties.
(f)No Proceedings. There are no proceedings or investigations pending or, to the Backup Servicer’s knowledge, threatened against the Backup Servicer, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Backup Servicer or its properties: (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Backup Servicer of its obligations under, or the validity or enforceability of, this Agreement.
(g)No Consents. The Backup Servicer is not required to obtain the consent of any other party or any consent, license, approval or authorization, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement.
(h)Servicing Duties. The Backup Servicer shall take all actions it deems necessary to commence servicing within sixty (60) days (or such earlier number of days as may be agreed to by the Backup Servicer) of receipt of written notice from the Trust Collateral Agent (acting at the written direction of the Majority Noteholders), including hiring and training new personnel and purchasing any necessary equipment.
(i)Standard of Care. The Backup Servicer and all of its employees performing the services described hereunder will perform such services with the same degree of care as it applies to the performance of such services for any assets which the Backup Servicer services for other Persons.
(j)Backup Servicer Event of Default. Upon a Backup Servicer Event of Default, the Backup Servicer shall promptly notify the Indenture Trustee who shall distribute such notice to the Noteholders, that a Backup Servicer Event of Default has occurred.
ARTICLE IV

TERMINATION
Section 4.1.Backup Servicer Event of Default. For purposes of this Agreement, any of the following shall constitute a “Backup Servicer Event of Default”:
(a)Failure on the part of the Backup Servicer duly to observe or perform in any material respect any covenant or agreement of the Backup Servicer set forth in this Agreement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Backup Servicer by the Majority Noteholders.
(b)Any failure by the Backup Servicer (x) after the Assumption Date to deposit to the Collection Account any amount required to be deposited by the Servicer (except for any amounts required to be deposited by the Servicer under Section 4.07 of the Sale and Servicing Agreement) and such failure shall continue unremedied for a period of two (2) days or (y) to deliver to the Trust Collateral Agent or the Noteholders the Backup Servicer’s Certificate on the related Distribution Date that shall continue unremedied for a period of one (1) Business Day.
(c)The entry of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver, or liquidator for the Backup Servicer in any insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings, or for the winding up or liquidation of its respective affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days or the entry of any decree or order for relief in respect of the Backup Servicer under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, or similar law, whether now or hereafter in effect, which decree or order for relief continues unstayed and in effect for a period of sixty (60) consecutive days.
(d)The consent by the Backup Servicer to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings of or relating to the Backup Servicer or relating to substantially all of its property; or the admission by the Backup Servicer in writing of its inability to pay its debts generally as they become due, the filing by the Backup Servicer of a petition to take advantage of any applicable insolvency or reorganization statute, the making by the Backup Servicer of an assignment for the benefit of its creditors, or the voluntarily suspension by the Backup Servicer of payment of its obligations.
(e)Any representation, warranty or statement of the Backup Servicer made in this Agreement or any certificate, report or other writing delivered by the Backup Servicer pursuant hereto shall prove to be incorrect in any material respect as of the time when the same shall have been made and, within thirty (30) days after written notice thereof shall have been given to the Backup Servicer by the Majority Noteholders, the circumstances or condition in respect of which such representation, warranty or statement was incorrect shall not have been eliminated or otherwise cured.
Section 4.2.Consequences of a Backup Servicer Event of Default. If a Backup Servicer Event of Default has occurred and is continuing, the Trust Collateral Agent may, or, at the direction of the Majority Noteholders, shall, by notice given in writing to the Backup Servicer, terminate all of the rights and obligations of the Backup Servicer under this Agreement. On or after the receipt by the Backup Servicer of such written notice, all authority, power, obligations and responsibilities of the Backup Servicer under this Agreement shall be terminated. The terminated Backup Servicer agrees to cooperate with the Trust Collateral Agent in effecting the termination of the responsibilities and rights of the terminated Backup Servicer under this Agreement.
Section 4.3.Backup Servicing Termination. Subject to Section 2.4 hereof, prior to the time the Backup Servicer receives a notice from the Trust Collateral Agent that the Backup Servicer will become the Servicer, the Backup Servicer may terminate this Agreement for any reason in its sole judgment and discretion upon delivery of ninety (90) days advance written notice to the Noteholders and the Trust Collateral Agent of such termination.

Section 4.4.Return of Confidential Information. Upon termination of this Agreement, the Backup Servicer shall, at the direction of the Trust Collateral Agent (acting at the direction of the Majority Noteholders), promptly return all written confidential information and any related electronic and written files and correspondence in its possession as are related to this Agreement and the Service-Related Activities contemplated hereunder. The Backup Servicer shall provide reasonable access to its facilities and assistance to any successor servicer or other party assuming the servicing responsibilities, provided, however, that such access shall not unreasonably interfere with the Backup Servicer conducting its day to day operations; provided, further, that in no event shall any party be permitted to visit or inspect any Computershare data center.
ARTICLE V

MISCELLANEOUS
Section 5.1.Notices, Etc.
(a)On and after the Assumption Date, Credit Acceptance and the Trust Collateral Agent hereby agree to provide to the Backup Servicer all notices required to be provided to the Servicer pursuant to the Sale and Servicing Agreement and the other Basic Documents, as well as a hard copy sent by a nationally recognized courier service with item tracking capability.
(b)Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be sent electronically or by facsimile transmission with a confirmation of the receipt thereof and shall be deemed to be given for purposes of this Agreement on the day that the receipt of such facsimile transmission is confirmed in accordance with the provisions of this Section 5.1. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions (including payment instructions) and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses and accounts indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:
If to the Issuer:

Credit Acceptance Auto Loan Trust 2026-2
c/o Computershare Delaware Trust Company
1521 Concord Pike Suite 201
Wilmington, Delaware 19803
Attention: Credit Acceptance Auto Loan Trust 2026-2
Telephone: (302) 502-8007
with a copy to the Administrator

If to the Servicer:

Credit Acceptance Corporation
Silver Triangle Building
25505 West Twelve Mile Road
Southfield, Michigan 48034-8339
Attention: Jay Brinkley
Telephone: (704) 287-4938
Email: jbrinkley@creditacceptance.com
If to the Trust Collateral Agent:

Computershare Trust Company, N.A.
1505 Energy Park Drive
St. Paul, Minnesota 55108
Attention: Computershare Corporate Trust – Asset-Backed Administration
Telephone: (612) 393-7304
If to the Backup Servicer:

Computershare Trust Company, N.A.
1505 Energy Park Drive
St. Paul, Minnesota 55108
Attention: Computershare Corporate Trust – Asset-Backed Administration
Telephone: (612) 393-7304
Section 5.2.Successors and Assigns. This Agreement shall be binding upon the Backup Servicer, and shall inure to the benefit of the Trust Collateral Agent and the Noteholders and their respective successors and permitted assigns; provided that, except as otherwise permitted under the Basic Documents, the Backup Servicer shall not assign any of its rights or obligations hereunder without the prior written consent of the Majority Noteholders, and any such assignment in contradiction of the foregoing shall be null and void.
Section 5.3.No Bankruptcy Petition Against the Seller and the Issuer. The parties hereto agree that until one year and one day after such time as the Notes issued under the Indenture are paid in full, they shall not: (i) institute the filing of a bankruptcy petition against the Seller or the Issuer based upon any claim in its favor arising hereunder or under the Basic Documents; (ii) file a petition or consent to a petition seeking relief on behalf of the Seller or the Issuer under the Bankruptcy Law; or (iii) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of the Seller or the Issuer or any portion of the property of the Seller or the Issuer. The parties hereto agree that all obligations of the Issuer and the Seller are non-recourse to the Trust Property except as specifically set forth in the Basic Documents.
Section 5.4.Reserved.

Section 5.5.Severability Clause. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 5.6.Amendments. This Agreement and the rights and obligations of the parties hereunder may not be changed orally but only by an instrument in writing signed by the parties hereto. No amendment that affects the rights, duties, indemnities or immunities of the Owner Trustee shall be effective without its prior written consent.
Section 5.7.Governing Law; WAIVER OF JURY TRIAL; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.
TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER BASIC DOCUMENT, OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.
Parties agree to the non-exclusive jurisdiction of the state and federal courts in New York.
Section 5.8.Counterparts. This Agreement may be executed in any number of copies, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument. This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings and authentication of Notes when required under the UCC or other Signature Law due to the character or intended character of the writings.
Section 5.9.Headings. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
Section 5.10.AML Law. The parties hereto acknowledge that in accordance with laws, regulations and executive orders of the United States or any state or political subdivision thereof as are in effect from time to time applicable to financial institutions relating to the funding of terrorist activities and money laundering, including without limitation the USA Patriot Act (Pub. L. 107-56) and regulations promulgated by the Office of Foreign Asset Control (collectively, “AML Law”), the Backup Servicer is required to obtain, verify, and record information relating to individuals and entities that establish a business relationship or open an account with the Backup Servicer. Each party hereby agrees that it shall provide the Backup Servicer with such identifying information and documentation as the Backup Servicer may request from time to time in order to enable the Backup Servicer to comply with all applicable requirements of AML Law.
Section 5.11.Concerning the Owner Trustee. It is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by Computershare Delaware Trust Company, not individually or personally but solely in its capacity as trustee on behalf of the Issuer (in such capacity, the “Owner Trustee”), at the direction of the Board of Trustees or its designated agents pursuant to and in the exercise of the powers and authority conferred and vested in it under the Trust Agreement, (ii) each of the representations, warranties, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, warranties, undertakings and agreements by Computershare Delaware Trust Company or the Owner Trustee but is made and intended for the purpose of binding, and is binding only on, the Issuer, (iii) nothing herein contained shall be construed as creating any obligation or liability on Computershare Delaware Trust Company, individually or personally or as Owner Trustee, to perform any covenant either expressed or implied contained herein, all such obligation or liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (iv) Computershare Delaware Trust Company, individually and as Owner Trustee, has made no investigation as to the accuracy or completeness of any representations or warranties made by the Issuer in this Agreement and (v) under no circumstances shall Computershare Delaware Trust Company or the Owner Trustee be personally liable for the payment of any indebtedness, indemnities or expenses of the Issuer or be liable for the performance, breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Agreement, the Notes or any other related documents, as to all of which recourse shall be had solely to the assets of the Issuer. It is expressly understood and agreed that except for those specific duties that the Owner Trustee has expressly undertaken to perform for the Issuer pursuant to the Trust Agreement, the rights, duties and obligations of Issuer hereunder will be exercised and performed by Administrator, Credit Acceptance or other agents on behalf of the Issuer and under no circumstances shall the Owner Trustee have any duty or obligation to monitor, supervise, exercise or perform the rights, duties or obligations of Issuer or the Administrator or any other agents of the Issuer hereunder.
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IN WITNESS WHEREOF, the Servicer, Computershare, the Issuer and the Seller have caused this Backup Servicing Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.
CREDIT ACCEPTANCE CORPORATION,
as Servicer
By: /s/ James B. Brinkley II
Name:    James B. Brinkley II
Title:    Treasurer
COMPUTERSHARE TRUST COMPANY, N.A., as Backup Servicer and Trust Collateral Agent
By: /s/ Tracy M. McLamb
Name:    Tracy M. McLamb
Title:    Vice President
CREDIT ACCEPTANCE AUTO LOAN TRUST 2026-2, as Issuer
By:    Computershare Delaware Trust Company, not in its individual capacity but solely as Owner Trustee
By: /s/ Molly Ann Breffitt
Name:    Molly Ann Breffitt
Title:    Vice President
CREDIT ACCEPTANCE FUNDING LLC 2026-2,
as Seller
By: /s/ James B. Brinkley II
Name:    James B. Brinkley II
Title:    Treasurer

Exhibit I

Backup Servicer Certification
[On file with the Backup Servicer]